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                                                                     EXHIBIT 10j

                        PENSION BENEFIT RESTORATION PLAN
                                       OF
                                LETOURNEAU, INC.

SECTION 1.       PURPOSE

         The purpose of the Pension Benefit Restoration Plan of LeTourneau, Inc. ("Plan") is to provide a select group of management or highly compensated employees ("Key Employees") who are members of the LeTourneau Retirement Income Plan ("Pension Plan") all benefits otherwise payable in accordance with the terms of the Pension Plan but for the limitations on maximum benefits and annual compensation for qualified plans set forth in Section 415 and/or 401
(a)(17), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and as the Pension Pension Plan's definition of compensation is modified for purposes of the Plan, as provided in 3(b) below.

SECTION 2.       ADMINISTRATION

         (a) The Plan shall be administered by the "administrator" of the Pension Plan ("Committee") or by any other person or persons designated by the Committee.

         (b) The Committee shall have the power to interpret the Plan, establish rules for the administration of the Plan and make all other determinations necessary or desirable for the Plan's administration, including, without limitation a person's entitlement to, and the amount of, any benefit under the Plan.

         (c) The decision of the Committee on any question concerning or involving the interpretation or administration of the Plan shall be final and conclusive.

SECTION 3.       ELIGIBILITY FOR BENEFITS AND AMOUNT OF BENEFITS

         (a) The Board of Directors of LeTourneau, Inc. (the "Board of Directors"), in its sole discretion, shall select the Key Employees eligible to receive benefits under the Plan, and any question concerning or involving eligibility shall be made by the Board of Directors.

         (b) All participants in the Plan as selected by the Board of Directors ("Participants"), who would otherwise be entitled to benefits from the Pension Plan in accordance with the terms thereof, but for the limitations on maximum benefits set forth in Section 415 of the Code and the annual compensation limit specified in Section 401(a) (17) of the Code, shall be paid benefits pursuant to this Plan to the extent such benefits exceed the limitations. The differences between the amount of pension benefit which would have been payable but for the limitations imposed by Sections 415 and 401 (a)(17) of the Code and calculated, for purposes of this Plan, based solely on the

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participants' base compensation, excluding, without limitation any bonuses or other items of compensation and, the amount of the benefit actually payable under the Pension Plan is hereinafter referred to as the "Pension Benefit Restoration Amount."

SECTION 4.       PAYMENT OF BENEFITS

         (a) This Plan shall be an unfunded plan and payments of benefits pursuant to this Plan shall be made from the general assets of LeTourneau, Inc. ("Company"). No special or separate fund need to be established and no segregation of assets need be made to assure the payment of such benefits. No Participant shall have any interest in any particular asset of the Company by virtue of his rights under this Plan. Any person entitled to a payment under this Plan shall be a general unsecured creditor of the Company with respect to such payment.

         (b) The payment of the Pension Benefit Restoration Amount under this Plan shall be deemed to be compensation for services, and shall constitute a liability to the Company in accordance with the terms hereof.

         (c) The Company shall pay a Participant's Pension Benefit Restoration Amount to such Participant or the Participant's designated beneficiary in such manner and at the same time as benefits are paid under the Pension Plan; provided, however, the Company may convert the payment of the Pension Benefit Restoration Amount into any actuarially equivalent form of payment as determined by the Committee at it's sole discretion with the advice of the actuary for the Pension Plan. In determining the actuarially equivalent form of payment hereunder, the Committee and actuary for the Pension Plan shall use the factors and assumptions set forth in the definition of "Actuarial Equivalent" as found in the Pension Plan.

SECTION 5.       BENEFICIARIES

         (a) Beneficiaries under this Plan shall be the persons who are the Participant's beneficiaries under the Pension Plan.

         (b) Notwithstanding anything to the contrary contained herein or in the Pension Plan, a Participant or the Participant's beneficiary named to receive benefits under this Plan may, until death, change the beneficiary designated to receive benefits under this Plan subsequent to their respective deaths.

         (c) In no event shall any change in beneficiary pursuant to Section 5(b) affect the amount of benefits payable under this Plan.

SECTION 6.       AMENDMENT, SUSPENSION, TERMINATION

         (a)  The Board of Directors may at any time amend, suspend or terminate this Plan.
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         (b)  No amendment to this Plan or termination of the Plan by the Board of Directors shall divest a Participant of any benefit payable to such Participant under this Plan, unless the Participant agrees in writing to such divestment. Upon the termination of the Plan, the difference between (x) the amount of pension benefit which would have been accrued under the Pension Plan as of the date of termination of the Plan, but for the limitations, and (y) the Participant's accrued benefit under the Pension Plan as of such date shall be the Pension Benefit Restoration Amount. A lump sum equal to the Actuarial Equivalent of such Pension Benefit Restoration Amount shall be immediately paid to the Participant.

SECTION 7.       NON-ALIENATION OF BENEFITS

         The interest of a Participant or the Participant's designated beneficiary to any benefit under this Plan may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to the garnishment, attachment, or other legal or equitable process, nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Company or any affiliate of the Company by the Participant with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied.

SECTION 8.       TAX WITHHOLDING

         The Company shall withhold from all payments hereunder all applicable taxes that it is required to withhold.

SECTION 9.       JURISDICTION

         The situs of the Plan hereby created is Texas. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

SECTION 10.      EFFECTIVE DATE

         The Plan shall become effective as of January 1, 1994.

SECTION 11.      CLAIMS PROCEDURE

         All Participants shall have all the rights and remedies as set forth in the Pension Plan.
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         IN WITNESS WHEREOF, the undersigned duly authorized officer of the
Company has executed this Plan on behalf of the Company this 9th day of December, 1994.

                                        LeTOURNEAU, INC.
ATTEST:


                                        By:      /s/ E. E. THIELE
                                            --------------------------------
                                                     E. E. Thiele
                                                     Vice President
                                                    Print Name & Title
        /s/ MARK H. HAY
--------------------------------
      Corporate Secretary